Exhibit 10.5

FIRST AMENDMENT TO

WARRANT

This First Amendment to Warrant (this “Amendment”) dated as of December 31, 2008 amends those certain warrants dated March 13, 2008, April 30, 2008, June 2, 2008, September 30, 2008 and October 6, 2008 (collectively, the “Warrants”), pursuant to which THE AMACORE GROUP, INC., a Delaware corporation (the “Company”) issued warrants to purchase an aggregate of 180,000,00 shares of the Company’s Class A common stock, par value $0.001 per share (“Class A Common Stock”) to VICIS CAPITAL MASTER FUND (the “Holder”).

R E C I T A L S

WHEREAS, the Company and the Holder entered into a Securities Purchase and Exchange Agreement dated as of December 31, 2008 (the “Purchase Agreement”).

WHEREAS, as an inducement for the conversion of the Series D Preferred Stock, Series E Preferred Stock and the Unpaid Dividends (as such terms are defined in the Purchase Agreement) into shares of Series J Preferred Stock and Series K Preferred Stock (as such terms are defined in the Purchase Agreement), as applicable, the Purchaser agreed to amend the Warrants as hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby amend the Warrants and otherwise agree as follows:

1.           Amendments.  Section 4(f) of each Warrant is hereby deleted in its entirety.

2.           Delivery of New Warrant Forms.  As soon as reasonably practicable, the Company agrees that it will deliver amended and restated forms of warrant agreements as a replacement for each Warrant in the form of the existing Warrant as amended hereby and upon receipt thereof, the Holder agrees to surrender to the Company the existing forms of Warrants for cancellation.

3.           Ratification.  Except as expressly amended by this Amendment, the terms and conditions of each Warrant are hereby confirmed and shall remain in full force and effect without impairment or modification.

4.           Conflict.  In the event of any conflict between any Warrant and this Amendment, the terms of this Amendment shall govern.

5.           Certain Defined Terms.  Capitalized terms used but not defined herein shall have the meanings given to such terms in the applicable Warrant.

6.           Binding Effect.  The parties acknowledge and agree that this Amendment complies with all of the applicable terms and conditions set forth in Section 10 of the applicable Warrant that are necessary to effect an amendment to such Warrant that binds the parties and therefore, upon the execution and delivery hereof by the parties, this Amendment shall have such binding effect.

7.           Governing Law.  This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to applicable principles of conflicts of law that would require the application of the laws of any other jurisdiction.

8.           Counterparts.  This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed by their respective authorized representatives as of the day and year first above written.

COMPANY:
THE AMACORE GROUP, INC.

/s/ Jay Shafer
Jay Shafer
Chief Executive Officer

HOLDER:

VICIS CAPITAL MASTER FUND
By: Vicis Capital LLC

/s/ Chris Phillips
Chris Phillips
Managing Director